Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Maryellen Thielen 312/894-4815 mthielen@orbitz.com	Investor Contact: Frank Petito 312/894-4830 fpetito@orbitz.com	Note: ORBZ analyst call today at 10 a.m. Central time at http://ir.orbitz.com

Orbitz, Inc. Reports Profit for Second Quarter of 2004

•                  Reported net income was $10.4 million, or 24 cents per diluted share

•                  Revenues increased 30 percent to $75.6 million; gross bookings increased 21 percent to more than $1.0 billion

•                  Growth was led by revenue increases in hotel and air travel; non-air travel revenues nearly doubled

Chicago, Aug. 4, 2004 – Orbitz, Inc. (Nasdaq: ORBZ) today announced $10.4 million in net income for the second quarter of 2004, benefiting from growth across all major product lines that was led by a 96 percent increase in non-air travel revenues.

For the quarter ended June 30, 2004, net revenues increased 30 percent to $75.6 million from $58.3 million for the second quarter of 2003.  Orbitz reported net income of $10.4 million, or 24 cents per diluted share, which includes $1.4 million of non-cash compensation charges relating to an April 2002 restructuring of Orbitz’ outstanding stock options(1) and a $1.0 million tax-related expense due to a tax sharing agreement with its Class B shareholders.(2)  Excluding these two charges, adjusted pre-tax net income for the second quarter of 2004 would have been $12.7 million, or 30 cents per diluted share.  In the second quarter of 2003, Orbitz reported a net loss of $2.9 million, or 9 cents per pro forma diluted share.(3)

In addition, Orbitz generated $12.2 million in operating cash flow during the quarter, which was Orbitz’ seventh consecutive quarter of positive cash flow from operations.

“Orbitz achieved a solid quarter, with non-air revenues nearly doubling versus last year, strong gross margin expansion and net income of $10 million,” said Jeff Katz, president and chief executive officer of Orbitz.  “Going forward, we are focused on growing our revenue with significant product enhancements.  These include rolling out the final phase of our dynamic packaging engine and vacations product, improved hotel display management capabilities and continued technology innovations.”

Second Quarter 2004 Highlights

Gross bookings and revenues.  For the second quarter of 2004, Orbitz’ gross travel bookings increased 21 percent to more than $1.0 billion versus $865.7 million for the same period of 2003.  Second quarter 2004 net revenues of $75.6 million benefited from growth in each of Orbitz’ three revenue categories:

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•                  Air revenues.  Air revenues increased 12 percent to $44.2 million for the second quarter of 2004 from $39.4 million for the second quarter of 2003.  Revenues benefited from increased transaction volume, with higher consumer service fee revenues offset in part by the effect of a contractual step-down in airline charter associate transaction fee rates on June 1.  In the second quarter of 2004, Orbitz’ Supplier Link program accounted for 39 percent of transactions, versus 29 percent for the second quarter of 2003.

•                  Other travel revenues.  Other travel revenues rose 96 percent to $22.0 million for the second quarter of 2004 from $11.2 million for the same period of 2003.  This category includes revenues from hotel, car, vacations, cruise and attractions and services.

Hotel revenues more than doubled, primarily benefiting from growth of the company’s Orbitz Merchant Hotel (OMH) program.  Through this program, Orbitz sold 327,000 merchant room nights in the second quarter of 2004, a 600 percent increase from 46,000 merchant room nights in the second quarter of 2003.  The Orbitz Merchant Hotel program generated 52 percent of hotel revenues in the second quarter of 2004, versus 12 percent in the same quarter of 2003.

Also during the quarter, car revenues grew nearly 50 percent, while vacation revenues nearly tripled.  Dynamic packaging enhancements contributed to improved air, hotel and car revenues during the quarter.

•                  Other revenues.  This category includes advertising revenues and airline website hosting revenues.  Other revenues increased 23 percent to $9.3 million for the second quarter of 2004 from $7.6 million for the same period a year ago, led by an increase in advertising revenues.

Gross profit and cost of revenues.  Gross profit increased 40 percent to $55.8 million for the second quarter of 2004, versus $39.8 million for the year-earlier period.  The gross margin was  74 percent in the second quarter of 2004, compared with 68 percent in the second quarter of 2003, benefiting from growth in higher-margin non-air products and in Supplier Link transactions, as well as lower per-transaction customer service costs.  Cost of revenues increased 7 percent to $19.8 million for the second quarter of 2004 from $18.5 million for the same period of 2003.  The largest absolute increase occurred in credit card processing fees due to a higher Orbitz Merchant Hotel volume, offset by lower rebates of reservation system booking incentives to airlines caused by a shift in volume to Orbitz’ Supplier Link program.

Operating expenses.  Operating expenses were $45.3 million for the second quarter of 2004, compared with $42.9 million for the same period of 2003.  Excluding the non-cash charge of $1.4 million, operating expenses were $43.9 million, about level with the second quarter of 2003.  The company benefited from lower spending in several areas, including offline marketing and incentive compensation.

Operating cash flow.  Orbitz generated $12.2 million in cash flow from operations in the second quarter of 2004, compared with $5.6 million for the second quarter of 2003.  The increase was due primarily to Orbitz’ improved profitability.

Recent Highlights

•                  Orbitz.com was recognized by Forbes.com as a “Best of the Web” site for booking general travel, last-minute getaways and cruises.

•                  In May, Orbitz rolled out Phase 2 of its dynamic packaging engine, which displays hotel and car rental combinations and enabled Orbitz to become the first travel site to display multiple hotel and car options on a single screen with estimated total pricing that includes all car rental taxes and fees.  Planned for the third quarter, dynamic packaging Phase 3 will integrate Orbitz’ prepaid (merchant) hotel properties, special vacation fares on air travel and web-only airfares.

•                  Also in May, Orbitz enhanced the homepage of its website to improve navigation and increase the prominence of product combinations.  The changes increased the percentage of visitors who conduct searches from its homepage, as well as the number of hotel searches.

•                  OrbitzSaver™ discount hotel rates are now offered at more than 7,600 properties through the Orbitz Merchant Hotel program and at another 9,000 brand-name Travelweb hotels.  Orbitz.com offers merchant and published rates at more than 65,000 resorts, independent hotels and brand name chains worldwide.

•                  More than 5,500 properties in the Orbitz Merchant Hotel program now use the “OrbitzConnect” seamless booking channel to instantaneously register Orbitz merchant hotel reservations in the hotels’ systems, update room rates and provide other hotel information on Orbitz.com.

•                  Ace Hardware and Dresser Inc. recently chose Orbitz for Businesssm as its designated travel management provider.  Orbitz for Business now has more than 1,200 corporate clients.

•                  Alaska Airlines, the nation’s ninth largest carrier, and sister carrier Horizon Air implemented Orbitz’ exclusive Supplier Link technology to bypass traditional global distribution systems and reduce distribution costs.  Supplier Link connects Orbitz with an airline’s internal reservation system in order to store passenger records, manage information and book tickets.  Six airlines have implemented Supplier Link since its introduction in August 2002.

First Half Highlights

Gross bookings and revenues.  For the first six months of 2004, Orbitz’ gross travel bookings increased 29 percent to $2.1 billion, compared with $1.6 billion for the same period of 2003.  Net revenues were $145.9 million for the first half of 2004, up 35 percent from $107.8 million for the comparable period of 2003.

•                  Air revenues.  Air revenues increased 17 percent to $87.3 million for the first half of 2004 from $74.8 million for the same period of 2003, benefiting from higher transaction volume and a $1 increase in per-ticket service fees, partially offset by a lower rate on airline charter associate transaction fees.  Supplier Link transactions represented 40 percent of transactions in the first half of 2004, compared with 28 percent in the first six months of 2003.

•                  Other travel revenues.  Other travel revenues increased 114 percent to $39.7 million for the first six months of 2004 from $18.6 million for the same period of 2003, primarily because of the Orbitz Merchant Hotel program, which contributed 51 percent of hotel revenues in the first half of 2004 versus 8 percent of hotel revenues in the same period of 2003.  The Orbitz Merchant Hotel program sold 636,000 merchant room nights in the first half of 2004, compared with 48,000 merchant room nights in the first half of 2003.

•                  Other revenues.  Other revenues increased 31 percent to $18.8 million for the first half of 2004 from $14.3 million for the same period a year ago, primarily due to higher advertising revenues.

Gross profit and cost of revenues.  Gross profit increased 48 percent to $106.1 million for the first two quarters of 2004, versus $71.5 million for the year-earlier period.  The gross margin was 73 percent for the 2004 period, compared with 66 percent for the first six months of 2003.  Cost of revenues increased 10 percent to $39.8 million for the first six months of 2004 from $36.3 million for the same period of 2003, with the largest absolute increase in credit card processing fees as Orbitz Merchant Hotel transactions grew.

Operating expenses.  Operating expenses were $94.2 million for the first half of 2004, compared with $77.2 million for the same period of 2003.  Excluding the non-cash compensation charge of $2.9 million, operating expenses were $91.3 million for the first six months of 2004.  Contributing to the increase were public company-related expenditures, higher total compensation due to growth in the number of employees, and online marketing costs.

Net income.  The company reported net income of $12.2 million, or 28 cents per diluted share, for the first half of 2004.  Excluding the $2.9 million non-cash charge and the $1.0 million tax sharing expense, adjusted pre-tax net income for the first six months of 2004 would have been $16.0 million, or 37 cents per diluted share.  In the first six months of 2003, Orbitz reported a net loss of $5.3 million, or 16 cents per pro forma diluted share.

Orbitz Outlook

For the quarter ending Sept. 30, 2004, Orbitz expects to achieve:

•                  Revenue of $72 million to $77 million.

•                  Adjusted pre-tax income of $5 million to $7 million, excluding IPO-related stock-based compensation charges of approximately $1.4 million(4) and tax sharing expense of $500,000 to $1 million.

•                  Adjusted pre-tax diluted earnings per share of 11 cents to 16 cents.(5)

•                  Reported pre-tax income of $3 million to $4.5 million; reported pre-tax diluted earnings per share of 7 cents to 11 cents.

Orbitz maintains its guidance for the full year 2004:

•                  Revenues of $295 million to $305 million.

•                  Adjusted pre-tax income of $35 million to $40 million.

•                  Adjusted pre-tax diluted earnings per share of 80-91 cents.  These figures exclude IPO-related stock-based compensation charges of approximately $5.6 million and tax sharing expense of $4 million to $5 million.

•                  Reported pre-tax income of $25.5 million to $29.5 million; reported pre-tax diluted earnings per share of 58 cents to 67 cents.

About Orbitz

Orbitz is a leading online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages.  Since launching its website to the general public in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings.  On www.orbitz.com, consumers can search more than 455 airlines, as well as rates at over 65,000 lodging properties and at 22 car rental companies.  Orbitz, Inc. became a publicly traded company on Dec. 17, 2003, when its shares were listed on the Nasdaq National Market under the ticker symbol ORBZ.  For more information on the company, visit www.orbitz.com.

Statements in this press release regarding Orbitz that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause such statements to differ materially from actual future events or results.  Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause Orbitz’ actual results to differ materially from those described in a forward-looking statement: Orbitz’ ability to retain and attract customers on a cost-effective basis; increasing competition from existing or new competitors; relationships with Orbitz’ controlling stockholders and with other travel suppliers; limitations that could affect the expansion of our Supplier Link business; risks relating to our ability to expand our business generally; specific risks that could affect our ability to achieve growth plans for portions of our business, such as hotels; rapid technological change affecting our industry; technical and operational issues, such as journey control restrictions, that result from changes in travel suppliers’ distribution methodologies that could affect our results; risks associated with litigation or government regulation; declines, disruptions or events affecting the travel industry; potential fluctuations in our quarterly and annual results.  This list is intended to identify only certain of the principal factors that could cause actual results to differ.  Readers are referred to the reports and documents filed from time to time by Orbitz with the Securities and Exchange Commission for a discussion of these and other important risk factors.  Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release.  Orbitz undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Orbitz, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	Dec. 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$133,286	$173,939
Short-term investments	34,935	7,537
Accounts receivable, net	18,418	11,031
Due from related parties	4,828	3,305
Prepaid expenses	7,315	4,973
Other current assets	1,850	1,394
Total current assets	200,632	202,179
Property and equipment, net	15,396	17,146
Other long-term assets:
Long-term investments	44,923	1,265
Other assets, net	1,326	355
Total other long-term assets	46,249	1,620
Total assets	$262,277	$220,945

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,180	$5,206
Accrued compensation	3,750	6,309
Accrued supplier rebates	754	899
Due to related parties	4,256	2,810
Accrued expenses	32,787	24,932
Deferred revenue	26,065	11,896
Current portion of capital lease obligations	256	—
Total current liabilities	73,048	52,052
Long-term liabilities	8,086	6,924
Redeemable convertible preferred stock	11,452	11,323
Shareholders’ equity	169,691	150,646
Total liabilities and shareholders’ equity	$262,277	$220,945

Orbitz, Inc. and Subsidiaries
Consolidated and Combined Statements of Operations
(in thousands, except per share data; unaudited)

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Revenues, net:
Air revenues, net	$44,210	$39,436	$87,326	$74,828
Other travel revenues	22,046	11,226	39,745	18,585
Other revenues	9,338	7,623	18,780	14,340
Total revenues, net	75,594	58,285	145,851	107,753
Cost of revenues	19,753	18,487	39,770	36,252
Gross profit	55,841	39,798	106,081	71,501
Operating expenses:
Sales and marketing	31,214	30,074	63,706	52,648
Technology and development	7,091	7,545	15,036	13,916
General and administrative	5,258	5,056	11,980	9,893
Stock-based compensation(1)	1,704	257	3,459	756
Total operating expenses	45,267	42,932	94,181	77,213
Operating income (loss)(1)	10,574	(3,134)	11,900	(5,712)
Interest income	743	194	1,277	386
Tax sharing expense	(967)	—	(967)	—
Income (loss) before provision for income taxes	10,350	(2,940)	12,210	(5,326)
Provision for income taxes	—	—	—	—
Net income (loss)(1)	$10,350	$(2,940)	$12,210	$(5,326)
Less: dividends and accretion on preferred stock	(141)	(141)	(283)	(283)
Net income available to common shareholders	$10,209	$(3,081)	$11,927	$(5,609)
Earnings per common share and pro forma net loss per common share(2)
Basic	$0.25	$(0.09)	$0.30	$(0.16)
Diluted	0.24	(0.09)	0.28	(0.16)
Weighted average shares outstanding and pro forma weighted average shares outstanding(3)
Basic	40,302	35,665	40,144	35,652
Diluted	42,524	35,665	42,483	35,652

Orbitz, Inc. and Subsidiaries
Other Data
(in thousands)

	Quarter Ended June 30, 2004	Six Months Ended June 30, 2004
Pre-tax net income	$10,350	$12,210
Stock-based compensation, related to April 2002 restructuring of capitalization, triggered by IPO closing(1)	1,399	2,852
Tax sharing expense(2)	967	967
Adjusted pre-tax net income	$12,716	$16,029
Less: dividends and accretion on preferred stock	(141)	(283)
Adjusted pre-tax net income available to common shareholders	$12,575	$15,746
Adjusted pre-tax basic earnings per share	$0.31	$0.39
Adjusted pre-tax diluted earnings per share	$0.30	$0.37

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Net income (loss)	$10,350	$(2,940)	$12,210	$(5,326)
Interest income	(743)	(194)	(1,277)	(386)
Income tax benefit (expense)	—	—	—	—
Depreciation and amortization expense	3,035	3,476	6,585	6,397
Earnings before interest, income taxes, depreciation and amortization (EBITDA)(6)	$12,642	$342	$17,518	$685
Stock-based compensation, related to April 2002 restructuring of capitalization, triggered by IPO closing	1,399	—	2,852	—
Tax sharing expense	967	—	967	—
Adjusted EBITDA(6)	$15,008	$342	$21,337	$685

Gross bookings	$1,045,180	$865,697	$2,101,514	$1,633,367
Gross profit	55,841	39,798	106,081	71,501
Orbitz Merchant Hotel room nights	327	46	636	48

Orbitz, Inc. and Subsidiaries

Footnotes

(1)     As more fully discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K, a portion of Orbitz’ stock-based compensation charges, equal to $1.4 million for the second quarter of 2004, relates to the April 2002 restructuring of then-outstanding stock options.  This restructuring triggered a non-cash stock-based compensation charge of $33.4 million, of which $29.4 million has been recorded to date.  The remaining amount will be triggered as the options vest in 2004, 2005 and 2006.  Because the restructuring event that triggered the charge is unusual and non-recurring, management believes that excluding the resulting non-cash stock-based compensation charge is more representative of the company’s performance.

(2)     Under the terms of a tax sharing agreement in connection with a restructuring to facilitate Orbitz’ initial public offering in December 2003, Orbitz agreed to pay to its founder airlines 87 percent of the amount of any tax benefit Orbitz realizes as a result of deductions that are attributable to the restructuring.  Such payments are included as other expense on Orbitz’ income statements.  Management believes that excluding this charge from an analysis of pre-tax net income is more representative of Orbitz’ performance, because without the tax sharing agreement, such amounts would be reflected as income tax expense on Orbitz’ income statements and therefore, would ordinarily be excluded from pre-tax net income.

(3)     Before the December 2003 IPO, ownership in the enterprise was reflected primarily through membership in Orbitz, LLC, with only a small number of outstanding shares in Orbitz, Inc.  The financial statements of Orbitz, Inc. and Orbitz, LLC were presented on a combined basis and accordingly, there is no single capital structure upon which to calculate historical earnings per share information.  In addition, management has determined that presentation of earnings per share for 2003 and prior periods is not meaningful to investors.  On Dec. 19, 2003, the members of Orbitz, LLC exchanged their membership units for shares of common stock and preferred stock of Orbitz, Inc.  Pro forma earnings (loss) per share is calculated based on the weighted average number of shares outstanding assuming that all units held by members in Orbitz, LLC had been converted to shares in Orbitz, Inc. as of the beginning of each period presented, after giving effect to the 1-for-3 reverse stock split that occurred on Nov. 25, 2003 and the automatic conversion of Class C common stock to Class A common stock that occurred immediately prior to the IPO.  Net income available to common shareholders reflects charges for dividends and accretion on the preferred stock as if it had been outstanding at the beginning of each period presented.  In periods where a loss is shown, basic and diluted loss per common share are the same, because the effect of including common stock equivalents would have been anti-dilutive.  Earnings per common share and the weighted average shares outstanding for the quarter and six months ended June 30, 2004 are based on actual shares outstanding.

(4)     Total stock compensation charges for the full year 2004 are expected to be approximately $6.9 million, which includes $5.6 million related to the April 10, 2002 restructuring discussed in Note 1.

(5)     The company expects third quarter 2004 weighted average diluted shares outstanding to be approximately 43.6 million, and expects 2004 weighted average diluted shares outstanding to be approximately 44.0 million.  Outstanding options are calculated via the treasury method.

(6)     Management believes that EBITDA is a useful supplement to net income (loss) available to common shareholders and other operating statement data to help investors understand Orbitz’ ability to generate cash flows from operations that are available for taxes, debt service and capital expenditures.  Furthermore, management believes that adjusted EBITDA provides a better indication of the cash-generating nature of our business because the restructuring event that triggered the non-cash stock-based compensation charge is unusual and non-recurring, and because the tax sharing expense ordinarily would be excluded from pre-tax net income.  EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income (loss) as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

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